Exhibit 107

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock	Rule 457(h)	4,000,000	$9.41	$37,640,000	$147.60 per $1,000,000	$5,555.66
Total Offering Amounts					$37,640,000		$5,555.66
Total Fee Offsets					-		-
Net Fee Due							$5,555.66

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the 2003 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)         Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of the Registrant’s Class A Common Stock reported on The NASDAQ Global Select Market for December 8, 2023.